Exhibit 97

AMPCO-PITTSBURGH CORPORATION
AMENDED AND RESTATED Clawback Policy

WHEREAS, the Board of Directors (the “Board”) of Ampco-Pittsburgh Corporation (the “Company”) previously adopted a Clawback Policy (the “Prior Policy”) effective as of October 2, 2023 (the “Prior Policy Effective Date”), and believes that it is in the best interest of the Company to amend and restate the Prior Policy as set forth herein.

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to adopt this Amended and Restated Clawback Policy (this “Policy”), which provides for the recovery of certain incentive-based compensation upon the occurrence of certain events, including an Accounting Restatement (as defined below).

WHEREAS, this Policy is designed to (i) comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”) and (ii) authorize the Company to recover certain Other Compensation (as defined below) upon the occurrence of certain events.

1.
Administration. Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board or, if so designated by the Board via a duly adopted resolution of the Board, the Board or another committee of the Board (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company or any authorized agent of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee)
2.
Definitions. As used in this Policy, the following definitions shall apply:

As adopted March 6, 2025

·
“Accounting Restatement” means an accounting restatement1 of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error2 in previously issued financial statements that is material to the previously issued financial statements,3 or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.4 Notwithstanding the foregoing, the following types of changes to the Company’s financial statements do not represent error corrections, and therefore would likewise not trigger application of this Policy:
o
Retrospective application of a change in accounting principle;5
o
Retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization;6
o
Retrospective reclassification due to a discontinued operation;
o
Retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and

1 Under U.S. Generally Accepted Accounting Principles (“GAAP”), a restatement is “the process of revising previously issued financial statements to reflect the correction of an error in those financial statements.” See Financial Accounting Standards Board Accounting Standards Codification Topic 250, Accounting Changes and Error Corrections (“ASC Topic 250”).

2 Under GAAP, an error in previously issued financial statements is “[a]n error in recognition, measurement, presentation, or disclosure in financial statements resulting from mathematical mistakes, mistakes in the application of generally accepted accounting principles (GAAP), or oversight or misuse of facts that existed at the time the financial statements were prepared. A change from an accounting principle that is not generally accepted to one that is generally accepted is a correction of an error.” See ASC Topic 250.

3 Such restatements are referred to as “Big R” restatements.

4 Such restatements are referred to as “little r” restatements. See Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (Sept. 13, 2006). In Memorandum from the Division of Economic and Risk Analysis (June 8, 2022), the Commission staff refers to “little r” restatements as restatements that correct errors that would only result in a material misstatement if the errors were left uncorrected in the current report or the error correction was recognized in the current period.

5 A change in accounting principle is “[a] change from one generally accepted accounting principle to another generally accepted accounting principle when there are two or more generally accepted accounting principles that apply or when the accounting principle formerly used is no longer generally accepted. A change in the method of applying an accounting principle also is considered a change in accounting principle.” See ASC Topic 250. A change from an accounting principle that is not generally accepted to one that is generally accepted, however, would be a correction of an error.

6 If the Company changes the structure of its internal organization in a manner that causes the composition of its reportable segments to change, the corresponding information for earlier periods, including interim periods, should be revised unless it is impracticable to do so.

As adopted March 6, 2025

o
Retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
·
“Administrator” has the meaning set forth in Section 1 hereof.
·
“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
·
The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, an authorized committee of the Board (e.g., the Audit Committee), or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
·
“Commission” means the U.S. Securities and Exchange Commission.
·
“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.
·
“Covered Persons” means such persons listed or described on Schedule 1 hereto.
·
“Erroneously Awarded Compensation” has the meaning set forth in Section 4(b) of this Policy.
·
A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, whether or not such Financial Reporting Measure is included in a filing with the Commission. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): price of the Company’s securities listed on a securities exchange; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes,

As adopted March 6, 2025

depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); any of such Financial Reporting Measures relative to a peer group, where the Company’s Financial Reporting Measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Commission.
·
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, without limitation, (i) non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal; and (v) proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.
·
Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.7 All conditions to an award for Incentive-Based Compensation need

7 The date of receipt of the Incentive-Based Compensation depends on the terms of the award. For example:

•
If the grant of an award is based, either wholly or in part, on satisfaction of a Financial Reporting Measure performance goal, the award would be deemed received in the fiscal period when that measure was satisfied;
•
If an equity award vests only upon satisfaction of a Financial Reporting Measure performance condition, the award would be deemed received in the fiscal period when it vests;
•
A non-equity incentive plan award would be deemed received in the fiscal year that the executive officer earns the award based on satisfaction of the relevant Financial Reporting Measure performance goal, rather than a subsequent date on which the award was paid. This would be the same fiscal year for which the non-equity incentive plan award earnings are reported in the Summary Compensation Table, based on Instruction 1 to Item 402(c)(2)(vii) of Regulation S-K, which provides: “If the relevant performance measure is satisfied during the fiscal year (including for a single year in a plan with a multi-year performance measure), the earnings are reportable for that fiscal year, even if not payable until a later date, and are not reportable again in the fiscal year when amounts are paid to the named executive officer;” and
•
A cash award earned upon satisfaction of a Financial Reporting Measure performance goal would be deemed received in the fiscal period when that measure is satisfied.

As adopted March 6, 2025

not be satisfied for the Incentive-Based Compensation to be deemed received under this Policy. Incentive-Based Compensation is deemed received even if there is a contingent right to payment at that time or payment remains subject to ministerial acts, such as calculating the amount earned or obtaining the approval of the Administrator or the Board.
·
“NEO” means any named executive officer (as defined in Item 402 of Regulation S-K) of the Company.
·
“Other Compensation” means any award granted under or pursuant to the terms of the Company’s 2016 Omnibus Incentive Plan, as amended (or any successor plan) or any other annual or long-term cash or equity incentive compensation plan, program, policy, agreement or arrangement of the Company for employees or officers of the Company that is subject to vesting based solely on continued employment or service, or based on a measure other than a Financial Reporting Measure.
3.
Covered Executives and Covered Persons; Incentive-Based Compensation. Except as set forth in Section 10 of this Policy, this Policy applies to (i) Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange, and (ii) any Other Compensation received by an NEO (a) after beginning services as an NEO; (b) if that person served as an NEO at any time during the performance period for such Other Compensation; and (c) while the Company had a listed class of securities on a national securities exchange. Notwithstanding the foregoing, Appendix A to this Policy applies to Incentive-Based Compensation and certain Other Compensation described in Appendix A hereto that is received by a Covered Person while the Company had a listed class of securities on a national securities exchange.
4.
Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement.
a.
Applicability. In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 4(b) hereof, during the Applicable Period. 8

8 Rule 10D-1 requires companies to recover erroneously awarded compensation “reasonably promptly.” Unpaid amounts will be subject to disclosure under Item 402(w)(1)(ii) and (iii). Further, Section 402 of the Sarbanes-Oxley Act prohibits publicly-traded companies from providing personal loans to directors and executive officers. While the Commission does not view recovery that is made reasonably promptly to prohibit Section 402 of the Sarbanes-Oxley Act, it did not extend such guidance in the event recovery is not made reasonably promptly.

As adopted March 6, 2025

b.
Amount Subject to Recovery. The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts.9 Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation. With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

9 Generally, after an Accounting Restatement, the Company must first recalculate the applicable Financial Reporting Measure and the amount of Incentive-Based Compensation based thereon. The Company must then determine whether, based on that Financial Reporting Measure as calculated by relying on the original financial statements and taking into account any discretion that the Compensation Committee of the Board had applied to reduce the amount originally received, the executive officer received a greater amount of Incentive-Based Compensation than would have been received applying the recalculated Financial Reporting Measure. For example, assume a situation in which, based on the Financial Reporting Measure as originally reported, the amount of the award was $3,000. However, the Company exercised negative discretion to pay out only $2,000. Following the restatement, the amount of the award based on the corrected Financial Reporting Measure is $1,800. Taking into account the Company’s exercise of negative discretion, the amount of recoverable erroneously awarded compensation would be $200 (i.e., $2,000 - $1,800).

Where Incentive-Based Compensation is based only in part on the achievement of a Financial Reporting Measure performance goal, the Company would first need to determine the portion of the original Incentive-Based Compensation based on or derived from the Financial Reporting Measure that was restated. The Company would then need to recalculate the affected portion based on the Financial Reporting Measure as restated, and recover the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the restatement. For example, assume a situation in which, based on the financial reporting measure as originally reported, the amount of the award was $3,000. The Company exercised positive discretion to increase the amount by $1,000, paying out a total of $4,000. Following the restatement, the amount of the award based on the corrected financial reporting measure is $1,800. Taking into account the Company’s exercise of positive discretion, the amount of erroneously awarded compensation that would be recoverable would be $1,200, provided that based on the revised measurement, the exercise of positive discretion to increase the amount by $1,000 was still permitted under the terms of the plan (i.e., $4,000 – ($1,800 + $1,000)).

For cash awards, the Erroneously Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received applying the restated Financial Reporting Measure. For cash awards paid from bonus pools, the Erroneously Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated financial reporting measure. For equity awards, if the shares, options, or SARs are still held at the time of recovery, the Erroneously Awarded Compensation is the number of such securities received in excess of the number that should have been received applying the restated financial reporting measure (or the value of that excess number). If the options or SARs have been exercised, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess options or SARs (or the value thereof).

As adopted March 6, 2025

For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received;10 and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).

c.
Method of Recoupment. The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, as well as a reasonable amount of interest, as determined by the Administrator, to compensate the Company for the time-value of the Erroneously Awarded Compensation and reimbursement of direct expenses to recover the Erroneously Awarded Compensation, including without limitation any legal fees incurred by the Company, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

·
The direct expense paid to a third party11 to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would

10 Pursuant to Item 402(w)(1)(i)(C) of Regulation S-K, if at any time during or after the last completed fiscal year the Company was required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to this Policy, or there was an outstanding balance as of the end of the last completed fiscal year of erroneously awarded compensation to be recovered from the application of the policy to a prior restatement, and the financial reporting measure related to a stock price or TSR metric, the Company must disclose the estimates that were used in determining the erroneously awarded compensation attributable to such accounting restatement and an explanation of the methodology used for such estimates.

11 Such direct costs include reasonable legal expenses and consulting fees, as well as the amount spent on a consultant or other third-party service provider to determine the amount of compensation to be recovered in connection with Incentive-Based Compensation tied to stock price or TSR once the recoverable amount is determined.

As adopted March 6, 2025

be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE;
·
Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the Company, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
·
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company,12 to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.
Discretionary Recoupment of Other Compensation in the Event of an Accounting Restatement.
a.
Applicability. In the event the Company is required to prepare an Accounting Restatement, the Company is authorized to recoup the amount of any Other Compensation received by any NEO during the Applicable Period. For the avoidance of doubt, in the event of an Accounting Restatement, the requirements of Section 4 of this Policy (the “Mandatory Recoupment Components”) shall apply and control, and any application of this Section 5 of this Policy (the “Discretionary Recoupment Components”) of this Policy shall be separate from and not in place of the Mandatory Recoupment Components.
b.
Amount Subject to Recovery. In the event of a recoupment under this Section 5, the amount that may be recovered will be calculated in the manner determined appropriate by the Administrator in its sole discretion. In the event of an Accounting Restatement, the Administrator may require reimbursement or forfeiture of all or a portion of any Other Compensation received by any NEO during the Applicable Period.
c.
Method of Recoupment. The Administrator shall determine, in its sole discretion, the timing and method for recouping Other Compensation hereunder,

12 Plans limited only to executive officers, SERPS and other nonqualified plan, and benefits therefrom, are subject to recovery under this Policy.

As adopted March 6, 2025

as well as a reasonable amount of interest, as determined by the Administrator, to compensate the Company for the time-value of the Other Compensation and reimbursement of direct expenses to recover the Other Compensation, including without limitation any legal fees incurred by the Company, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the NEO, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the NEO.

The Company is authorized and directed pursuant to this Policy to recoup Other Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

·
The direct expense paid to a third party13 to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Other Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation and document such reasonable attempt(s) to recover;
·
Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022; or
·
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company,14 to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

13 Such direct costs include reasonable legal expenses and consulting fees, as well as the amount spent on a consultant or other third-party service provider to determine the amount of compensation to be recovered in connection with Other Compensation.

14 Plans limited only to executive officers, SERPS and other nonqualified plan, and benefits therefrom, are subject to recovery under this Policy.

As adopted March 6, 2025

6.
No Indemnification of Covered Executives. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive or NEO that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives NEOs against the loss of any Erroneously Awarded Compensation or Other Compensation, respectively, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives or NEOs to fund potential clawback obligations under this Policy.
7.
Administrator Indemnification. Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
8.
Effective Date; Retroactive Application. This Policy shall be effective as of the date adopted by the Board (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives or any Covered Person on or after the Effective Date of the Prior Policy, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives or Covered Persons prior to the Prior Policy Effective Date. Without limiting the generality of Section 4(c) or Section 5(c) hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive or the Covered Person prior to, on or after the Prior Policy Effective Date.
9.
Amendment; Termination. The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
10.
Other Recoupment Rights; Company Claims. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the

As adopted March 6, 2025

Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

Notwithstanding anything set forth in this Policy, by signing the acknowledgement below, the Company’s Chief Executive Officer and Chief Financial Officer acknowledge that in the event the Company is required to prepare an accounting restatement subject to Section 304 of the Sarbanes-Oxley Act of 2002, as amended (“Section 304”), she or he shall forfeit such amounts required pursuant to Section 304.

11.
Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
12.
Governing Law, Dispute Resolution and Venue. This Policy and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto will be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to such state’s conflict of laws rules.

Any and all disputes relating to, concerning or arising from this Policy, or relating to, concerning or arising from the relationship between the parties evidenced by this Policy, will be brought and heard exclusively in the United States District Court for the Western District of Pennsylvania or the state court of the Commonwealth of Pennsylvania located in Allegheny County, Pennsylvania. Each of the Company and each person subject to this Policy hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning, or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning, or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

13.
Exhibit Filing Requirement. A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

As adopted March 6, 2025

Schedule 1

Covered Persons

•
Executive Officers (including NEOs)
•
Participants in the Company’s short- and long-term incentive compensation plans

As adopted March 6, 2025

Appendix A

Supplemental Terms Applicable to Covered Persons

In addition to the terms set forth in the Amended and Restated Clawback Policy (as amended from time to time, the “Policy”) of Ampco-Pittsburgh Corporation (the “Company”), the Board of Directors (the “Board”) of the Company believes that it is in the best interests of the Company and its shareholders to adopt these Supplemental Terms Applicable to Covered Persons (the “Supplemental Terms”), which applies in the event of any fraud or intentional misconduct by one or more Covered Persons (as defined in the Policy) that results in the required Accounting Restatement. Capitalized terms used, but not defined in these Supplemental Terms shall have the meaning ascribed to them in the Policy.

In the event of such an Accounting Restatement, the Administrator shall review the circumstances that caused the Accounting Restatement and shall take such action as it deems appropriate to prevent its recurrence, which may include requiring the reimbursement of certain compensation as provided in these Supplemental Terms.

Without limiting the foregoing, the Administrator may require reimbursement to the Company of the Erroneously Awarded Compensation from any Incentive-Based Compensation awarded to an Executive in the following circumstances:

•
an Accounting Restatement is required as a result of any fraud or intentional misconduct by one or more Covered Person(s); and
•
the Administrator determines in its discretion that a lower amount of Incentive-Based Compensation would have been paid to such Covered Person(s), but for the error giving rise to the Accounting Restatement such that the Covered Person(s) received Erroneously Awarded Compensation as a result.

Upon any Accounting Restatement, the Administrator may, in its sole discretion, recover from any NEO any equity-based compensation awards (whether subject to time- or performance-based vesting, and whether vested or unvested).

Sections 1, 4(c), 6-7 and 9-12 of the Policy are incorporated by reference into these Supplemental Terms.

These Supplemental Terms shall apply to any Incentive-Based Compensation paid to a Covered Person from and after the date such Covered Person first signs a related consent agreement thus becoming subject to the terms hereof, and during the Applicable Period with respect to an Accounting Restatement.

As adopted March 6, 2025

[TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:]

Amended and Restated Clawback Policy Acknowledgment

I, the undersigned, agree and acknowledge that, in consideration of good a valuable consideration, I am fully bound by, and subject to, all of the terms and conditions of the Ampco-Pittsburgh Corporation’s Amended and Restated Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement, offer letter or similar arrangement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:

[Name] Date

[Title]

As adopted March 6, 2025